Exhibit 99.1

VEST.US Announces Strategic Collaboration MOU with Huayangxing
Companies to Explore Joint Growth Initiatives and Nasdaq Uplisting Pathway

Hong Kong — May 8, 2025 — VEST.US (OTC: VEST), a Florida-based investment holding company with expertise in cross-border capital markets, today announced it has entered into a non-binding Memorandum of Understanding (MOU) with Xiamen Huayangxing Electronic Technology Co., Ltd. ("Huayangxing"), a leading Chinese cross-border electronics and technology firm, to evaluate a strategic partnership.

Under the MOU, the parties will explore opportunities for business collaboration, resource integration, and a potential Nasdaq uplisting strategy. Final terms remain subject to due diligence, definitive agreements, and regulatory approvals.

Raymond Fu, CEO of VEST.US, stated: "This MOU reflects our disciplined approach to growth. Huayangxing's expertise in electronics manufacturing and technology complements our capital markets experience, and we look forward to advancing discussions to create value for all stakeholders."

About VEST.US
VEST.US is an investment holding company focused on identifying and developing strategic opportunities in cross-border capital markets. The company leverages its expertise to facilitate growth initiatives and create long-term shareholder value.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to: the ability of the parties to negotiate and execute definitive agreements, regulatory approvals, market conditions, and other factors described in the Company's filings with the SEC. VEST.US undertakes no obligation to update these statements except as required by law.

Source: VESTIAGE INC